Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Blaize Holdings, Inc. (the “Company”) on Form S-3 of our report dated March 11, 2025, which includes an explanatory paragraph as to Blaize, Inc. and Subsidiaries’ ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Blaize, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for the years then ended. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
Melville, NY
January 27, 2026
An Independent Member of Urbach Hacker Young International